EXHIBIT 5

                                                 December 27, 1995




Berger Holdings, Ltd.
805 Pennsylvania Boulevard
Feasterville, PA 19053

Gentlemen:

    We have acted as counsel to Berger Holdings, Ltd, a Pennsylvania corporation (the "Company"), in connection with the preparation of the Company's registration statement on Form S-3, No. 33-64705 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to an aggregate of up to 929,500 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), for sale by certain of the Company's shareholders and holders of options and/or warrants to purchase shares of Common Stock (the "Selling Shareholder Shares").

    In connection therewith, we have examined and relied upon the original, or copies certified to our satisfaction, of (i) the Certificate of Incorporation, as amended through the date hereof and the Amended and Restated By-laws of the Company; (ii) minutes and records of the corporate proceedings with respect to the issuance of the shares of Common Stock described above; and (iii) such other documents as we have deemed necessary as a basis for the opinion hereafter set forth.

Berger Holdings, Ltd.
December 31, 1995
Page 2


    In our examination of the foregoing documents, we have assumed (i) the due execution by all relevant parties and authorization of all agreements to which the Company or any of its subsidiaries is a party; (ii) the genuineness of all signatures; and (ii) the authenticity of all documents submitted to us as originals as well as the conformity to the originals of all documents submitted to us as certified or photostatic copies.

    As to various questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independent verification of their accuracy.

    Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

    Those Selling Shareholder Shares that are currently issued and outstanding have been legally issued and are fully paid and non-assessable. Those Selling Shareholder Shares that are issuable pursuant to the exercise of options or warrants will be, when issued in accordance with the terms of such options or warrants, legally issued, fully paid and non-assessable.

    We are members of the Bar of the Commonwealth of Pennsylvania and do not express any opinion as to matters governed by laws other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" contained therein. In giving such consent, we do not hereby admit we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                    /S/ KLEHR, HARRISON,
                                     HARVEY, BRANZBURG &
                                     ELLERS